Exhibit 10.8

ONEBEACON’S 2016 MANAGEMENT INCENTIVE PLAN

Purpose
The Management Incentive Plan (MIP) is an integral part of the total compensation program for managers and certain key individual contributors. Its primary purpose is to focus attention on 2016 profitability goals and to reward eligible participants for the achievement of those goals.

Eligibility
The Plan is limited to senior staff and certain key individuals who have a significant impact on OneBeacon’s operating results.

Target Awards
Target awards for all participants are expressed as a percent of salary.

Performance Measures
The corporate MIP pool will be established primarily based upon achievement of solid financial performance and can vary from 25% to 175% of the total aggregate of target awards. The OneBeacon Insurance Group, Ltd. Compensation Committee (the “Committee”) set the 2016 MIP primary performance objective at a 95.0% Combined Ratio or better.
The Committee established a performance scale around this primary objective as shown below:

AECR	Performance Factor
90.0%	175%
91.0%	160%
92.0%	145%
93.0%	130%
94.0%	115%
95.0%	100%
96.0%	85%
97.0%	70%
98.0%	55%
99.0%	40%
100.0%	25%

In addition to the primary combined ratio objective, the 2016 MIP objectives include maintaining an appropriately conservative loss reserve position, optimizing capital management, being opportunistic about adding new teams or growing current teams, and continuing work on sun-setting of IT systems in order to reduce overall expense.

The Committee will look first to the actual combined ratio performance and the corresponding performance score on the scale and may adjust the size of the pool based on under- or over-achievement of the Company’s other objectives at its sole discretion.

Individual Awards
Each business unit will be judged against a number of performance metrics including, where appropriate, a combined ratio target. Generally these metrics will relate to the aggregate financial plan rolled up by line of business. If the financial metrics are achieved, in conjunction with other business metrics, the business may be awarded 100% of its indicated share of the corporate pool. Businesses failing to meet goals may or may not, at the discretion of the CEO, receive a reduced, partial allocation of the pool. Businesses exceeding objectives may receive greater than 100% of indicated allocation. In no event will the sum of the performance-adjusted business unit pools be greater than the performance-adjusted Company pool as authorized by the Committee.

Within each business, it will be the prerogative of the business leader, with guidance from and after consultation with the CEO, to further allocate the business' pool amount to the constituent branches, lines of business and individuals, based upon performance and contributions to the attainment of business goals throughout the year.

For corporate or administrative functions that support all or multiple businesses, participants will receive allocations from the corporate pool based upon attainment of their department and individual goals for 2016. Each department leader shall allocate the department’s pool amount to individuals based on performance and contributions to attainment of department goals throughout the year.

The salary used to determine the amount of the individual awards will be that in effect at the end of the plan year (12/31/16)

Plan Participation for New Hires
Employees hired during the plan year are eligible to participate in the MIP. Awards will be pro-rated, specifically based on date of hire unless other arrangements are agreed to at the time of the employment offer.

Payment of Awards
Except as provided under Special Circumstances below, in the event of termination of employment prior to the payment of awards, no incentive payments will be made. Unless payment is deferred in accordance with an election made pursuant to the OneBeacon Deferred Compensation Plan and any related procedures adopted by the Company, payment of any MIP award shall be made by the Company no later than 2 1/2 months after the end of the Company's fiscal year in which such MIP award is earned, but in any event not prior to the Committee’s certification of performance results following the end of the plan year. In all cases, payment will not be made unless and until the Committee approves the overall corporate performance factor and performance-adjusted MIP pool and no payment will be made to the CEO, the Executive Team or any of the other executive officers without specific approval from the Committee.

Clawback Policy
Amounts paid pursuant to the MIP are subject to clawback by OneBeacon pursuant to the Clawback Policy adopted by the Board of Directors of OBIG on June 16, 2010. The Clawback Policy provides that, in the event of a restatement of the financial statements of OBIG for failure to comply with the federal securities laws due to misconduct of a MIP participant, the Board of Directors of OBIG may require the participant to reimburse OneBeacon for all or a portion of his or her MIP award; provided, however, that in the event of fraud, the MIP participant shall reimburse OneBeacon for all of his or her MIP award.

Special Circumstances
The Committee may, in its sole discretion, also recognize extraordinary conditions or circumstances in determining payment eligibility.

In the event of termination due to (i.) retirement, (ii.) reduction in force, or (iii.) transfer of employment upon the acquisition of a OneBeacon business by a third party, at or after the end of the plan year but before payment is made, MIP payments may be made if approved by the senior business leader. Payment shall be contingent upon the participant signing a OneBeacon Agreement and Release as consideration for all incentive payments. No participant who has terminated prior to the payment of awards due to a reduction in force may be considered for a MIP payment unless the participant also signed the Agreement and Release provided to the participant at the time of termination within the time period specified in the Agreement and Release. For purposes of the MIP, “retirement” shall mean termination of service with the Company, other than for cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement. These exceptions will be made on a case by case basis. In the event of death or disability, the participant or beneficiary may be considered for an award payment if approved by the senior business leader.

The MIP is discretionary; in no way does eligibility in this plan imply an obligation of payment on the part of OneBeacon nor should it be construed as a promise of continued employment.

Effect on Benefit Plans
Amounts paid under the terms of the MIP will not be counted for purposes of determining compensation under any other employee benefit plan sponsored by OneBeacon.

Plan Continuation
Notwithstanding any of the aforementioned, the MIP may be amended or terminated, in whole or in part, at any time, by the Committee.